Exhibit 99.1

SELLAS Life Sciences Group Announces Exercise of Existing Warrants Held by a Current Institutional Investor for $31 Million in Gross Proceeds

NEW YORK, Oct. 27, 2025 (GLOBE NEWSWIRE) -- SELLAS Life Sciences Group, Inc. (NASDAQ: SLS) (“SELLAS” or the “Company”), a late-stage clinical biopharmaceutical company focused on the development of novel therapies for a broad range of cancer indications, today announced the immediate exercise of warrants, previously issued in March and August 2024 (the “Existing Warrants”), to purchase up to 22,363,714 shares of its common stock for gross cash proceeds of approximately $31.0 million.

In consideration for the immediate exercise in full of the Existing Warrants, the investor will receive new registered warrants to purchase up to 22,363,714 shares of its common stock (the “New Warrants”) at an exercise price of $2.00, will be exercisable immediately and will expire five years from the date of issuance. The closing of this transaction is expected to occur on or about October 28, 2025, subject to satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners and Maxim Group LLC acted as financial advisors in connection with the transaction.

The shares of common stock issuable upon the exercise of the Existing Warrants has been registered pursuant to effective registration statements on Form S-3 (File No. 333-278337 and File No. 333-278334).

The offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-278334) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

SELLAS will host a virtual R&D Day on Wednesday, October 29, 2025 at 10:00 AM ET, featuring key opinion leaders (KOLs), alongside company management, to discuss the unmet medical need and evolving treatment landscape for acute myeloid leukemia (AML). To register, click here.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About SELLAS Life Sciences Group, Inc.

SELLAS is a late-stage clinical biopharmaceutical company focused on the development of novel therapeutics for a broad range of cancer indications. SELLAS’ lead product candidate, GPS, is licensed from Memorial Sloan Kettering Cancer Center and targets the WT1 protein, which is present in an array of tumor types. GPS has the potential as a monotherapy and combination with other therapies to address a broad spectrum of hematologic malignancies and solid tumor indications. The Company is also developing SLS009 (tambiciclib) - potentially the first and best-in-class differentiated small molecule CDK9 inhibitor with reduced toxicity and increased potency compared to other CDK9 inhibitors. Data suggests that SLS009 demonstrated a high response rate in AML patients with unfavorable prognostic factors including ASXL1 mutation, commonly associated with poor prognosis in various myeloid diseases. For more information on SELLAS, please visit www.sellaslifesciences.com

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts are “forward-looking statements,” including those relating to future events. In some cases, forward-looking statements can be identified by terminology such as “plan,” “expect,” “anticipate,” “may,” “might,” “will,” “should,” “project,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue” and other words or terms of similar meaning. These statements include, without limitation, statements related to our ability to close the offering, the gross proceeds from the offering and the expected use of proceeds. These forward-looking statements are based on current plans, objectives, estimates, expectations, and intentions, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties with oncology product development and clinical success thereof, the uncertainty of regulatory approval, and other risks and uncertainties affecting SELLAS and its development programs as set forth under the caption “Risk Factors” in SELLAS’ Annual Report on Form 10-K filed on March 20, 2025 and in its other SEC filings. Other risks and uncertainties of which SELLAS is not currently aware may also affect SELLAS’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof. SELLAS undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date as of which the forward-looking statements were made.

Investor Contact

John Fraunces

Managing Director

LifeSci Advisors, LLC

jfraunces@lifesciadvisors.com